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                                                                  EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT
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     THIS EMPLOYMENT AGREEMENT (this "Agreement"), executed March 27, 1998, and to be effective April 27, 1998, is by and between JOHN Q. HAMMONS HOTELS, INC., a Delaware Corporation (the "Company"), and KENNETH J. WEBER ("Employee").

                                   RECITALS
                                   --------

     Employee will be employed as the Chief Financial Officer of the Company on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

                                   AGREEMENT
                                   ---------

     1. Employment. The Company hereby employs Employee as Executive Vice President and Chief Financial Officer ("CFO") of the Company for the Term (as defined below) of this Agreement, and Employee hereby accepts employment on the terms and subject to the conditions set forth herein. Employee shall have and exercise the authority and perform the duties normally incident to the office of CFO, as well as such other duties as may be reasonably delegated to him by the Company's Chief Executive Officer (the "CEO") and Board of Directors (the "Board").

     2. Term of Agreement. The term of this Agreement (the "Term") shall begin on April 27, 1998, or such earlier date as mutually agreed upon by the parties hereto (the "Commencement Date"), and shall continue until the date that is three (3) years after the Commencement Date.

     3.   Compensation.

          (a) Base Salary. The Company shall pay to Employee an annual salary of Two Hundred Fifty Thousand Dollars ($250,000.00) (the annual salary, as it may be increased from time to time by the Board on an annual basis, is referred to herein as the "Base Salary") in equal bi-weekly installments.

          (b) Discretionary Bonus. Each year during the Term, the Company shall pay to Employee a bonus (the "Annual Bonus") of up to thirty-five percent (35%) of his Base Salary for that year based on reasonable, performance-based standards as established from time to time in the reasonable discretion of the Board based on the following criteria: one-half (1/2) of the Annual Bonus shall be based on the Compensation Committee's evaluation of Employee's overall job performance; the other one-half (1/2) of the Annual Bonus shall be based on the financial performance of the Company during that year, including the relative financial performance of the Company as compared to the immediately preceding year, and the extent to

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which the Company has met or exceeded the Company's annual budget projections as adopted by the Board for that year.

          All bonuses payable pursuant to this Section 3(b) shall be paid to Employee in cash or other immediately available funds at the same time bonuses are paid to the other officers of the Company.

          (c) Stock Options. The Company shall grant to Employee options to purchase one hundred thousand (100,000) shares ("Options") of the Company's Class A Common Stock, par value One Dollar ($1.00) ("Common Stock"), for their fair market value on the grant date of the option, pursuant to the Company's 1994 Stock Option Plan as in effect on the date hereof.

          Except as otherwise provided herein, each of the Options granted hereunder shall vest and become exercisable over a four (4) year period following their Grant Date as follows: twenty-five percent (25%) of the granted Options shall vest and become exercisable on each anniversary of the Grant Date of the Options. Notwithstanding the foregoing, all Options granted to Employee shall immediately vest and become exercisable upon the sale, merger, reorganization or recapitalization of the Company pursuant to which the holders of the Common Stock of the Company become entitled to receive stock, securities, or other assets in exchange for their shares of Common Stock.

     4. Benefits. Employee shall be entitled to receive the following benefits from the Company:

          (a) Insurance. The Company shall, at its sole expense, if Employee is insurable at standard rates, purchase and maintain during the Term (i) a life insurance policy on Employee's life, payable to one (1) or more beneficiaries designated by Employee, in the aggregate amount of Five Hundred Thousand Dollars ($500,000.00); and (ii) such medical and disability insurance as is generally available to other executive employees of the Company. If immediate coverage under the Company's insurance plans is not available to Employee as of the Commencement Date, the Company shall pay, or reimburse Employee for, the cost of maintaining full coverage under Employee's existing life, health and disability insurance policies until Employee is covered under the Company's plans.

          (b) Retirement Plan. Employee shall be entitled to participate in any retirement, savings or benefit plans that the Company makes available to any of its executive employees.

          (c) Club Memberships. The Company shall provide membership at (i) Highland Springs Country Club, and (ii) the Tower Club (collectively, the "Country Clubs"). Employee shall be responsible for all monthly dues and food and other incidental charges incurred by Employee for personal use at the Country Clubs.

          (d) Vacation. Employee shall be entitled to two (2) weeks of paid vacation during calendar 1998 and four (4) weeks of paid vacation per year beginning in January, 1999.

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          (e) Indemnity; D & O Insurance. To the extent permitted by law, the
Company shall indemnify Employee for any and all liability or damages incurred by Employee in connection with his employment hereunder; and Employee shall be covered by any Directors and Officers Liability Insurance which is maintained by Company.

          (f) Miscellaneous. The Company shall reimburse Employee for all costs and expenses reasonably incurred by Employee in connection with the performance of his duties hereunder.

     5.   Relocation.

          (a) The Company shall reimburse Employee for two (2) trips to Springfield for Employee and his spouse (including one (1) trip with his children), to locate a residence in Springfield, and all costs and expenses reasonably incurred in connection therewith, including meals, transportation, and lodging at a hotel affiliated with the Company.

          (b) If Employee begins work at the Company before his immediate family moves to Springfield, the Company shall reimburse Employee for all reasonable expenses incurred in connection with Employee's reasonable round-trip travel between Springfield and New York, for up to three (3) months after the Commencement Date.

          (c) The Company shall pay the direct relocation costs for Employee and his family to move from New York to Springfield, including without limitation
(i) packing and moving their personal effects, furniture and other property (including the cost of shipping up to three (3) cars or, if one (1) or more of the cars are driven to Springfield, the costs associated therewith including mileage reimbursement), (ii) travel costs (including meals and lodging), (iii) the costs of renting an apartment or other temporary living arrangements for up to six (6) months, or until employee purchases a home in Springfield, whichever is earlier, (iv) temporary storage costs for Employee's furniture and personal effects for up to six (6) months, and (v) insurance costs related to the move.

           To the extent that the amount of any reimbursement hereunder will be included in Employee's taxable income (Federal or State), and is not deductible for income tax purposes, the Company shall pay to Employee as reimbursement for such moving expenses an aggregate amount that is sufficient to cover all of Employee's out-of-pocket moving expenses on an after-tax basis. For example, and without limiting the generality of the foregoing, if reimbursement of Seven Hundred Fifty Dollars ($750.00) of Employee's actual moving expenses would be included in Employee's taxable income (without an offsetting deduction), and if Employee were taxed at a twenty-five percent (25%) effective rate (combined Federal and State), then the Company would be obligated to pay Employee an aggregate of One Thousand Dollars ($1,000.00) for such moving expenses (i.e., Seven Hundred Fifty Dollars ($750.00) on an after-tax basis).

     6.   Termination.

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          (a) The Company may terminate this Agreement at any time with or without "Cause." As used herein, the term "Cause" means gross negligence, fraud or wilful misconduct.

          (b) If Employee is terminated for Cause or if Employee voluntarily terminates his employment with the Company prior to the end of the Term, (i) Employee shall be entitled to receive his Base Salary through the date of such termination; (ii) any Stock Options not vested at the time of such termination shall be forfeited; and (iii) Employee will not be entitled to receive his Annual Bonus, or any portion thereof, for the fiscal year in which such termination occurs.

          (c) This Agreement shall terminate upon the death of Employee or, at the election of the Company, if Employee is unable to perform his duties hereunder by reason of illness, injury or incapacity for one hundred eighty
(180) consecutive days ("Disability") (during which time Employee shall continue to be compensated as provided herein).

          (d) Either the Company or Employee may elect not to extend the Term by giving written notice of such non-extension to the other party at least one hundred and twenty (120) days prior to the end of the Term.

          (e) If the Company materially changes the authority and duties of Employee, such that he no longer serves as the CFO of the Company, and Employee resigns as a result thereof, then the Company shall be deemed to have terminated the Employee without Cause for purposes of this Agreement.

     7. Severance. If this agreement is terminated (i) by the Company without Cause, (ii) pursuant to an election by the Company not to extend the Term, (iii) upon the death or Disability of Employee, or (iv) by either the Company or Employee if there is a material change in Employee's authority and duties such that he no longer serves as the CFO, then Employee shall be entitled to severance pay equal to his Base Salary for the balance of the year in which the termination occurs and an amount equal to one (1) year of his Base Salary and prior years bonus, and all Options granted to Employee shall immediately vest and be exercisable.

     8. Covenant Not to Compete. Employee agrees that during the Term and for one (1) year after the termination of this Agreement by Employee prior to the end of the Term (except pursuant to Section 6(e) above), Employee will not, without the prior written consent of the Chief Executive Officer of the Company, which will not be unreasonably withheld, accept employment with, or serve as a consultant to, or become an investor with, officer, director or shareholder of any person, firm or corporation (including any new business started by Employee alone or with others) that directly competes with the Company in any market where Company has an existing hotel or has plans, as of the termination of Employee's employment, for the construction of a hotel.

     9.   Miscellaneous.

          (a) For purposes of this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, two (2) days after deposit in the mail if mailed by certified mail, return receipt

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requested, or when received if delivered by a nationally recognized overnight courier service, or by facsimile. Notices to the Company shall be given to the Company's secretary, addressed to the Company's corporate headquarters. Notices to Employee shall be addressed to Employee's most recent address as set forth in the personnel records of the Company. Either party shall be entitled to change the address at which notice is to be given by providing notice to the other party of such change in the manner provided herein.

          (b) This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, whether written or oral. This Agreement may be amended only by a writing signed by the parties hereto. Each party represents and warrants that this Agreement has been duly and validly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          (c) This Agreement shall be binding upon, and inure to the benefit of the parties, their respective heirs, successors, personal representatives and assigns.

          (d) No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the person or party against whom it is charged.

          (e) This Agreement may be executed in one (1) or more counterparts, any one (1) of which need not contain the signatures of more than one (1) party, but all such counterparts taken together will constitute one (1) and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of the other party to this Agreement.

          (f) This Agreement shall be governed by and construed in accordance with the laws of the state of Missouri.

     IN WITNESS WHEREOF, Company and Employee have caused this Employment Agreement to be executed as of the date first set forth above.

                                       COMPANY:

                                       JOHN Q. HAMMONS HOTELS, INC.


                                       By:_________________________________
                                       Name (Print):_______________________
                                       Title:______________________________


                                       EMPLOYEE:

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                              ____________________________________
                              Kenneth J. Weber

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